Exhibit 99.1

CONTACT:

Brian Turcotte

Investor Relations

Office Depot

561-438-3657

Brian.Turcotte@officedepot.com

Brian Levine

Public Relations

Office Depot

561-438-2895

Brian.Levine@officedepot.com

OFFICE DEPOT ANNOUNCES CASH TENDER OFFER

FOR ITS 6.25% SENIOR NOTES DUE 2013

Boca Raton, Fla., February 17, 2012 — Office Depot (NYSE: ODP), a leading global provider of office supplies and services that helps customers save time, announced today that it has commenced a cash tender offer to purchase up to $250.0 million aggregate principal amount (referred to below as the “tender cap”) of its outstanding 6.25% Senior Notes due 2013 (referred to below as the “notes”). The tender offer is being made pursuant to an “Offer to Purchase” dated today, which sets forth a more comprehensive description of the terms of the offer. The table below sets forth information with respect to the notes and the tender offer.

Title of Notes	CUSIP Number	Principal Amount Outstanding	Tender Offer Consideration(1)	Early Tender Payment(1)	Total Consideration(1)(2)
6.25% Senior Notes due 2013	676220AF3	$400,000,000	$1,020.00	$30.00	$1,050.00

1.	Per $1,000 principal amount of notes validly tendered and accepted for purchase.
2.	Inclusive of the Early Tender Payment.

The tender offer is scheduled to expire at midnight, New York City time, on March 16, 2012, unless extended or earlier terminated. Holders of notes must tender and not withdraw their notes at or before the early tender date, which is 5:00 p.m., New York City time, on March 2, 2012, unless extended, to receive the “Total Consideration.”

The Total Consideration payable for each $1,000 principal amount of notes validly tendered at or before the early tender date and accepted for payment is equal to $1,050.00. Holders who tender their notes after the early tender date will, if such notes are purchased by us, receive the “Tender Offer Consideration,” which is the Total Consideration minus an “Early Tender Payment” of $30.00 per $1,000 principal amount of notes, which will be payable promptly following the early tender date or the expiration date, as may apply. In addition to the Total Consideration or Tender Offer Consideration, as applicable, holders of notes accepted for payment will receive accrued and unpaid interest from the last interest payment date for the notes to, but not including, the early settlement date or the settlement date, as may apply.

If the aggregate principal amount of notes validly tendered exceeds the tender cap, the aggregate principal amount of notes purchased will be prorated at the early tender date and the expiration date based on the aggregate principal amount of notes tendered at such date, such that the aggregate principal amount of notes accepted for purchase will not exceed the tender cap. The Company reserves the right, in its sole discretion, to waive or increase the tender cap without extending the withdrawal date (as defined below).

Except as required by applicable law, notes tendered may be withdrawn only at or before the withdrawal date, which is 5:00 p.m., New York City time, on March 2, 2012, and notes tendered after the withdrawal date and before the expiration of the tender offer may not be withdrawn.

The Company will have the option, at its discretion, for settlement of notes validly tendered on or before the early tender date and accepted for purchase by Office Depot to occur on an early settlement date, which is anticipated to be March 13, 2012. It is anticipated that the settlement date for notes validly tendered on or before the expiration date and accepted for purchase by Office Depot will be March 19, 2012.

Office Depot has retained Citigroup and BofA Merrill Lynch to serve as dealer managers for the tender offer. Office Depot has retained Global Bondholder Services Corporation to serve as the depositary and information agent for the tender offer. Requests for documents may be directed to Global Bondholder Services Corporation by phone at (866) 470-3900 or (212) 430-3774 or in writing at 65 Broadway, Suite 404, New York, New York 10006. Questions regarding the tender offer may be directed to Citigroup Global Markets Inc. at (800) 558-3745 or collect at (212) 723-6106 or BofA Merrill Lynch at (888) 292-0070 or collect at (646) 855-3401.

The tender offer is subject to the satisfaction of certain conditions, including completion of a debt financing on terms and conditions satisfactory to Office Depot sufficient to fund, together with borrowings under the Company’s senior secured asset based revolving credit facility, the aggregate Tender Offer Consideration. If any of the conditions is not satisfied, Office Depot is not obligated to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered notes, in each event subject to applicable laws, and may terminate the tender offer. The tender offer is not conditioned on the tender of a minimum principal amount of notes. Office Depot is not soliciting consents from holders of notes in connection with the tender offer.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the notes or any other securities. The tender offer is made only by and pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal and the information in this press release is qualified by reference to the Offer to Purchase and the related Letter of Transmittal. None of

Office Depot, the dealer manager or the depositary and information agent makes any recommendations as to whether holders should tender their notes pursuant to the tender offer. Holders must make their own decisions as to whether to tender notes, and, if so, the principal amount of notes to tender.

About Office Depot

Office Depot, dedicated to helping customers save time and money, provides office supplies and services through 1,656 worldwide retail stores, a dedicated sales force, top-rated catalogs and global e-commerce operations. Office Depot has annual sales of approximately $11.6 billion, and employs about 40,000 associates in 58 countries around the world.

Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP. Additional press information can be found at: http://mediarelations.officedepot.com and http://socialpress.officedepot.com/.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: The Private Securities Litigation Reform Act of 1995, as amended, (the “Act”) provides protection from liability in private lawsuits for “forward-looking” statements made by public companies under certain circumstances, provided that the public company discloses with specificity the risk factors that may impact its future results. We want to take advantage of the “safe harbor” provisions of the Act. Certain statements made in this press release are forward-looking statements under the Act. Certain risks and uncertainties are detailed from time to time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.

Factors that could cause actual results to differ materially from those contemplated in Office Depot’s forward-looking statements include, among others:

•	adverse changes in economic conditions;

•	the overall effects of competition in the office products market;

•	the potential loss of business with government entities;

•	a significant number of our vendors demanding accelerated payments or requiring cash on delivery;

•	the tightening of the credit markets or a downgrade in our credit ratings;

•	a default under our credit facility;

•	the loss of key personnel or failure to effectively manage and motivate our workforce;

•	the disruption of global sourcing activities or our own brand quality concerns;

•	the effects of changes in tax laws in any of the multiple jurisdictions in which we operate;

•	unfavorable results of legal proceedings;

•	the failure to successfully manage domestic and international expansion;

•	the impact of foreign currency fluctuations, potential unfavorable foreign trade policies or unstable political and economic conditions;

•	the effects of federal and state regulations governing our industry;

•	increases in fuel prices;

•	disruptions of our computer systems or breaches of our information technology systems;

•	business disruptions due to weather related factors;

•	the potential unionization of a significant portion of our workforce; and

•	BC Partners, Inc.’s significant ownership interest diluting the interests of our common shareholders and potentially discouraging, delaying or preventing a change in control of our company.

In addition to these factors, actual future performance, outcomes and results may differ materially because of more general factors including, among others, general industry and market conditions and growth rates, economic conditions, and governmental and public policy changes.